Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 9, 2006, is by and between EXCO Holdings Inc., a Delaware corporation (“Holdings”), and its wholly-owned subsidiary, EXCO Resources, Inc., a Texas corporation (“Resources”).

RECITALS

WHEREAS, the respective Boards of Directors of Holdings and Resources have unanimously approved the business combination transaction provided for herein in which Holdings will merge with and into Resources with Resources as the surviving corporation of the merger (the “Merger”).

WHEREAS, concurrently with the consummation of the Merger, Resources intends to issue and sell shares of its common stock, par value $0.001 per share, pursuant to the terms of an initial public offering (the “IPO”).

WHEREAS, immediately following the closing of the IPO, Resources will use the proceeds of the IPO along with existing cash on hand and a draw on its credit facility to (i) repay all of the principal and accrued interest outstanding under an interim bank loan that was originally incurred by Holdings, (ii) repay a portion of the TXOK Acquisition, Inc. (“TXOK”) revolving credit facility, (iii) repay all of the principal and accrued interest under the TXOK term loan, and (iv) fund the redemption of all of the issued and outstanding shares of Series A Convertible Preferred Stock issued by TXOK, upon which TXOK will become a wholly-owned subsidiary of Resources, each of which in the manner provided in that certain Registration Statement on Form S-1 (File No. 333-129935), originally filed by Resources with the Securities and Exchange Commission on November 23, 2005, and as amended or supplemented thereafter.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1                                 The Merger.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Texas Business Corporation Act (the “TBCA”), at the Effective Time (as defined below), Holdings shall be merged with and into Resources. As a result of the Merger, the separate corporate existence of Holdings shall cease, and Resources shall continue as the surviving corporation (the “Surviving Corporation”) of the Merger.

1.2                                 Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Haynes and Boone, LLP located at 2505 N. Plano Road, Suite 4000, Richardson, Texas 75082 as soon as practicable after the Effective Time, unless another place, date or time is agreed to in writing by Holdings and Resources.

1.3                                 Effective Time.  Prior to the Closing, the parties hereto will cause the certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Delaware Secretary of State in accordance with the DGCL and the articles of merger (the “Articles of Merger”) to be executed, acknowledged and filed with the Texas Secretary of State in accordance with the TBCA.  The Merger shall become effective upon such date and time as provided in the Certificate of Merger and the Articles of Merger.  The date and time when the Merger shall become effective is referred to herein as the “Effective Time.”

1.4                                 Effect of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DGCL and the TBCA.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, titles, interests, privileges, powers and franchises of Holdings shall vest in the Surviving Corporation, and all liabilities and obligations of Holdings shall become the liabilities and obligations of the Surviving Corporation.

1.5                                 Articles of Incorporation and Bylaws.  At the Effective Time, the Articles of Incorporation and the Bylaws of Resources, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation and the Bylaws of the Surviving Corporation.

1.6                                 Directors and Officers.  At the Effective Time, the officers and directors of Resources shall continue as the officers and directors of the Surviving Corporation, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation and applicable law.

1.7                                 Consideration; Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following securities:

(a)                                  Each outstanding share of capital stock of Holdings that is issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Section 1.7(b)) shall be converted into and represent the right to receive one (1) fully-paid and nonassessable share of Resources common stock, par value $0.001 per share (“Resources Stock”), as consideration for the Merger (the “Merger Consideration”). All issued shares of capital stock of Holdings as of immediately prior to the Effective Time, whether or not outstanding, shall be collectively referred to herein as the “Shares.”  At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and extinguished and shall cease to exist. The holders of certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect thereto (including, without limitation, any rights to vote or to receive dividends and distributions in respect of such Shares), except the right to receive the Merger Consideration or as otherwise provided herein or by law.

(b)                                 Any and all Shares that immediately prior to the Effective Time are owned by Resources or held by Holdings in its treasury shall be cancelled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

(c)                                  Any and all shares of Resources Stock that are owned by Holdings shall be cancelled and extinguished and shall cease to exist and no consideration shall be delivered with respect thereto.

1.8                                 Exchange of Certificates.  Each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented issued and outstanding Shares, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.7(a) herein, shall surrender such Certificates, duly executed, to Resources immediately following the Effective Time for cancellation. Resources shall issue to such holder in exchange therefor a certificate representing the number of shares of Resources Stock that such holder has the right to receive pursuant to the provisions of Section 1.7(a) herein.  Upon payment of the Merger Consideration, the Certificates so surrendered shall forthwith be canceled.

1.9                                 Stock Transfer Books.  At the Effective Time, the stock transfer books of Holdings shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of Holdings other than to reflect transfers of Shares effected on or prior to the date on which and the time at which the Effective Time occurs. At and after the Effective Time, any Certificates presented to the Surviving Corporation for any reason shall be converted into the Merger Consideration applicable to the Shares evidenced thereby.

1.10                           Options.  In accordance with Section 12.3 of that certain EXCO Holdings Inc. 2005 Long-Term Incentive Plan (as amended, the “Option Plan”), at the Effective Time, there shall be substituted for each Share subject to the unexercised portion of outstanding Incentives (as defined in the Option Plan), one (1) share of Resources Stock, such outstanding Incentives to be thereafter exercisable for such Resources Stock in accordance with the terms of such Incentives.  In addition, by virtue of the Merger, the Option Plan shall be fully assumed by Resources and shall automatically and without further action by Resources be renamed the “EXCO Resources, Inc. 2005 Long-Term Incentive Plan”.

1.12                           Stockholder Approval.  Holdings and Resources, acting through their respective Boards of Directors, shall, in accordance with the DGCL and the TBCA, obtain the necessary approvals of their stockholders of this Agreement and the Merger contemplated hereby.

1.13                           Termination.                             This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Resources or Holdings, by action of either the Board of Directors of Resources or the Board of Directors of Holdings in accordance with the applicable provisions of the TBCA and the DGCL.  In the event of the termination of this Agreement pursuant to this Section 1.13, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

ARTICLE II
MISCELLANEOUS

2.1                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

2.2                                 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned, in whole or in part, by any party (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

2.3                                 Amendments.  This Agreement may be amended or modified by the parties hereto at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Holdings or Resources, by an instrument in writing signed on behalf of each of the parties hereto; provided that after any such stockholder approval, no amendment shall be made that decreases the Merger Consideration or adversely affects the rights of such stockholders without the approval of such stockholders.

2.4                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

2.5                                 Validity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

2.6                                 Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to any applicable principles of conflicts of law.

[Signature Page(s) to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first above written.

EXCO HOLDINGS INC.

/s/ J. Douglas Ramsey
J. Douglas Ramsey
Vice President and Chief Financial Officer

EXCO RESOURCES, INC.

/s/ J. Douglas Ramsey
J. Douglas Ramsey
Vice President and Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER